Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 20, 2025, except for the effects of the reverse stock split described in Note 25 to the consolidated financial statements, as to which the date is July 18, 2025, and the change in the composition of the reportable segments described in Notes 2, 4, 12 and 19 to the consolidated financial statements as to which the date is August 4, 2025, with respect to the consolidated financial statements of Miami International Holdings, Inc., incorporated herein by reference.
/s/ KPMG LLP
New York, New York
August 13, 2025